MLP & STRATEGIC EQUITY FUND INC.

FILE # 811-22040

ATTACHMENT 77C - Submission of matters to a vote of security holders

During the six-month period ended April 30, 2009, the stockholders of MLP & Strategic Equity Fund Inc. voted on the following proposals. On December 19, 2008 and January 23, 2009, a special stockholders’ meeting was adjourned with respect to the proposals until March 6, 2009, at which time they were approved. A description of the proposals and number of shares voted are as follows:

Shares Voted

Shares Voted

Shares Voted

For

Against

Abstain

To approve a new investment advisory

and management agreement for the Fund.

6,613,590

202,787

606,389

To approve a new investment subadvisory

agreement for the Fund.

6,602,947

205,276

614,543

During the six-month period ended April 30, 2009, the stockholders of MLP & Strategic Equity Fund Inc. voted on the following proposal, which was approved at the annual meeting of stockholders on April 24, 2009. A description of the proposal and number of shares voted are as follows:

Shares Voted

Shares Withheld

For

From Voting

To elect the Fund’s Board of Directors:

Paul Glasserman

13,348,042

544,479

Steven W. Kohlhagen

13,387,090

505,431

William J. Rainer

13,393,208

499,313

Laura S. Unger

13,321,747

570,774